                                          MOBILE MINI, INC.
                          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                    (dollar amounts in thousands)



                                                  Year Ended December 31,           Six months ended
                                                                                   June 30,  June 30,
                                           1992    1993    1994    1995    1996      1996      1997
                                          -----   ------  ------  ------  ------    ------    ------
Fixed charges:
  Interest expense and amortization
    of debt discount                      $ 638   $1,088  $1,274  $3,212  $3,894    $1,949    $2,249
  Interest component of rent expense         58       72     113     170     214       101       125
                                          -----   ------  ------  ------  ------    ------    ------
    Total fixed charges                   $ 696   $1,160  $1,387  $3,382  $4,108    $2,050    $2,374
                                          =====   ======  ======  ======  ======    ======    ======

Earnings:
  Income from continuing operations
    before income tax                     $ 200   $  476  $1,721  $1,387  $  858    $  373    $1,290
  Plus-fixed charges                        696    1,160   1,387   3,382   4,108     2,050     2,374
                                          -----   ------  ------  ------  ------    ------    ------

    Total earnings                        $ 896   $1,636  $3,108  $4,769  $4,966    $2,423    $3,664
                                          =====   ======  ======  ======  ======    ======    ======

Ratio of earnings to fixed charges(1)       1.3      1.4     2.2     1.4     1.2       1.2       1.5
                                          -----   ------  ------  ------  ------    ------    ------

(1) The ratio of earnings to fixed charges is not presented on a proforma basis for either the year ended December 31, 1996 or the six months ended June 30, 1997, because the ratios did not differ from those of the corresponding historical periods by more than 10%.